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                                                          EXHIBIT 99.2


[BIOCIRCUITS LETTERHEAD]

                                     Contact:  John Kaiser
                                               Chief Executive Officer
                                               Biocircuits Corporation
                                               408-752-8706


FOR IMMEDIATE RELEASE
---------------------

                       BIOCIRCUITS RECEIVES $5.1 MILLION
                      IN COMPLETION OF A PRIVATE PLACEMENT

Sunnyvale, CA, July 7, 1997 -- Biocircuits Corporation (Nasdaq: BIOC) today announced that the Company had received approximately $5.1 million upon the completion of a private placement consisting of a unit of one common share and a warrant to purchase one common share.

The financing follows the announcement of the signing of a non-binding letter of intent with Becton Dickinson to enter into a marketing and manufacturing agreement for the IOS-Registered Trademark- system and related cartridges. The Agreement would grant exclusive world wide marketing rights to Becton Dickinson and in addition would give them the right to assume the manufacturing of the IOS-Registered Trademark- instrument in 1998. Biocircuits will continue to develop and manufacture cartridges for transfer to Becton Dickinson.

Actual results may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon the Company's ability, directly or through third parties, to successfully manufacture and market its existing and proposed products, as well as the timely development and regulatory approval of additional products. These factors are more fully discussed in the Company's most recent report on Form 10-K. Further, since the letter of intent with Becton Dickinson is not legally binding, there can be no assurances that a final agreement will be negotiated and finalized.